Exhibit 10.1

INVESTMENT PLACEMENT AGREEMENT
THIS INVESTMENT PLACEMENT AGREEMENT (this “Agreement”) is made and entered into as of the 29th day of June, 2012, by and between America First Tax Exempt Investors, L.P., a Delaware limited partnership (the “Fund”), and America First Capital Associates Limited Partnership Two, a Nebraska limited partnership serving as the sole general partner of the Fund (the “General Partner”).
W I T N E S S E T H:
WHEREAS, the Fund has been formed for the primary purpose of acquiring federally tax-exempt mortgage revenue bonds issued by state and local housing authorities to provide construction and/or permanent financing for multifamily housing projects that provide affordable housing in their market areas (“Multifamily Bonds”); and
WHEREAS, the Fund may also invest in certain other types of tax-exempt securities that may or may not be secured by real estate (“Alternative Investments”) and the General Partner believes it is in the best interests of the Fund and its limited partners for the General Partner to seek Alternative Investments which may improve the Fund's investment return and cash available for distribution and the Fund desires to encourage the General Partner to identify, evaluate and develop Alternative Investments for the benefit of the Fund and its limited partners; and
WHEREAS, the General Partner is currently allowed to receive a mortgage placement fee of up to 1.0% of the amount invested by the Fund in Multifamily Bonds that is typically paid out of the bond proceeds provided by the Fund to the underlying borrowers; and
WHEREAS, the General Partner has currently identified a category of Alternative Investments identified in Exhibit A hereto and has devoted, and will continue to devote, time and resources to the identification, evaluation, development and negotiation of these Alternative Investments on behalf of the Fund which is at least as great as the time and resources typically devoted by the General Partner to the acquisition of Multifamily Bonds; and
WHEREAS, Alternative Investments, including the two Alternative Investments listed on Exhibit A which are currently under consideration for acquisition by the Fund, are generally not expected to be structured so as to allow the General Partner to receive a placement fee payable out of proceeds provided by the Fund to an underlying borrower in the same manner as the mortgage placement fees are payable to the General Partner with respect to Multifamily Bond investments made by the Fund; and
WHEREAS, the Fund desires to encourage the General Partner to identify, evaluate and develop Alternative Investments on behalf of the Fund by directly paying a placement fee to the General Partner in connection with the investments made by the Fund in such Alternative Investments on terms similar to the mortgage placement fees payable to the General Partner out of bond proceeds provided by the Fund in connection with its investment in Multifamily Bonds; and
WHEREAS, the General Partner has determined that the payment of such a placement fee in connection with the work performed to allow the Fund to make the Alternative Investments is fair and reasonable, in the best interest of the Fund and its limited partners and is consistent with the terms and conditions of the Fund's Agreement of Limited Partnership, dated October 1, 1998 (the “Limited Partnership Agreement”), including Section 5.03 thereof.
NOW, THEREFORE, in consideration of the mutual promises and covenants made herein, the Fund and the General Partner agree as follows:
1. Alternative Investment Placement Services. In order to increase investment returns and cash available for distribution to the Fund's limited partnership, the General Partner, acting on behalf of the Fund, agrees to identify, evaluate and negotiate the terms of Alternative Investments meeting the investment criteria of the Fund as set forth in the Limited Partnership Agreement, including, but not limited to, the Alternative Investments described in Exhibit A hereto. Exhibit A may be amended from time to time in connection with the acquisition of additional Alternative Investments by the Fund.

2. Placement Fee. As compensation to the General Partner for the identification, evaluation, development and negotiation of Alternative Investments, the Fund will pay a placement fee to the General Partner at the time the Fund acquires an Alternative Investment at a market rate, but in no event to exceed 1.0% of the total principal amount of such Alternative Investment (excluding any accrued interest thereto).
3. Termination. This Agreement may be terminated, without penalty, by either party upon delivery of 60 day's prior written notice to the other party. The Fund may terminate this Agreement pursuant to this Section 3 by a vote of the holders of a majority of the issued and outstanding Beneficial Unit Certificates representing assigned limited partner interests in the Fund pursuant to Section 5.03(c) of the Limited Partnership Agreement.
4. Amendment. This Agreement may be amended at any time by action of the Fund and the General Partner, provided that any such amendment must be in writing and signed by the Fund and the General Partner.
5. Applicable Law. This Agreement and the rights of the parties hereunder shall be construed and interpreted under the laws of the State of Nebraska.
6. Entire Agreement. This Agreement sets forth all, and is intended by all parties to be an integration of all, promises, agreements and understanding among the parties hereto with respect to the subject matter hereof and no other promises, agreements or understanding, whether written or oral, expressed or implied, with respect thereto shall have any force or effect whatsoever.

IN WITNESS WHEREOF, each of the Fund and the General Partner has caused this Agreement to be duly executed on its behalf as of the date first above written.

America First TAX EXEMPT INVESTORS, L.P.
By:     /s/ Mark A. Hiatt
Mark A. Hiatt, President

America First Capital Associates Limited Partnership Two
By: The Burlington Capital Group L.L.C., its general partner
By:     /s/ Lisa Roskens
Lisa Roskens, President and Chief Executive Officer

EXHIBIT A
Alternative Investments

Description of Alternative Investment	Principal Amount	Placement Fee
Investment Grade Rated Public Housing Capital Fund Trusts' Certificates	Up to $75 million	1% of Par Value